UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 24, 2016

Allegheny Technologies Incorporated
(Exact name of registrant as specified in its charter)

Delaware	1-12001	25-1792394
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1000 Six PPG Place, Pittsburgh, Pennsylvania	15222-5479
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(412) 394-2800

N/A
(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

The disclosure set forth below under Item 2.06 is hereby incorporated by reference into this Item 2.05.

Item 2.06.	Material Impairments.

On August 24, 2016 Allegheny Technologies Incorporated (“ATI”) issued a press release announcing the indefinite idling of the Rowley, Utah titanium sponge production facility and the consolidation of certain titanium manufacturing operations in Albany, Oregon.  These actions are expected to improve ATI’s annual operating income by approximately $50 million beginning in 2017 and generate approximately $50 million of cash flow from lower managed working capital as titanium sponge inventory is reduced over the next several quarters.

As a result of these actions, ATI expects to record total pre-tax, non-cash impairment charges of approximately $470 million and pre-tax shutdown and idling costs of approximately $34 million, which includes approximately $23 million of future cash expenditures related to contractual obligations, shut-down costs, labor-related obligations and other costs incidental to these actions. ATI will also record approximately $183 million in non-cash income tax valuation allowances related to U.S. Federal tax benefits.

ATI has entered into long-term, cost competitive supply agreements with several leading global producers of premium-grade and standard-grade titanium sponge.  The lower cost titanium sponge purchased under these supply agreements will replace the titanium sponge produced at ATI’s Rowley facility.

Attached to this Current Report on Form 8-K as Exhibit 99.1 is a copy of the Company’s related press release dated August 24, 2016, which is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibit 99.1	Press release dated August 24, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY TECHNOLOGIES INCORPORATED

		By:	/s/ Elliot S. Davis
Elliot S. Davis
Senior Vice President, General Counsel,
Chief Compliance Officer and Corporate Secretary

Dated:	August 24, 2016